Exhibit 99.1

MARK W. SOPP ELECTED TO KEYW’S BOARD OF DIRECTORS

Hanover, MD, February 22, 2016 — The KEYW Holding Corporation (NASDAQ: KEYW), announced today it has elected Mark W. Sopp to join its Board of Directors. Mr. Sopp brings more than 25 years of experience serving in senior financial executive roles within public and private companies, spanning government contracting, professional services, and consumer products in both domestic and international markets.

Most recently, Mr. Sopp served as Executive Vice President and Chief Financial Officer of Leidos Holdings, Inc., where he played a lead role in the formation of the company in coordination with the separation of Science Applications International Corporation (SAIC), into two multi-billion NYSE-listed companies. Prior to the separation, Mr. Sopp served as the EVP and CFO for SAIC, a Fortune 500® provider of complex technical solutions, mostly to the U.S. Federal Government. He was recruited to SAIC to lead its successful initial public offering in 2006, and he helped drive profitability, operations, and cash flow improvements during its period of growth after the IPO from $7 billion to $11 billion.

Prior to that role, Mr. Sopp served as Executive Vice President and Chief Financial Officer of Titan Corporation from 1998-2005. Mr. Sopp was instrumental in Titan’s focus on growing and optimizing the financial performance of its Intelligence and Defense business, achieving revenues of approximately $2 billion, and culminating with its $2.5 billion merger with L3 Communications in 2005. Before Titan, Mr. Sopp led the international finance function at Taylor Made Golf Company and was as a CPA and Audit Senior at Arthur Andersen & Co. earlier in his career.

“As we looked to expand KEYW’s Board of Directors, we sought a candidate who had large, publicly traded audit and finance experience in the government & intelligence solutions arena. I don’t think we could have hoped for a finer candidate than Mark Sopp to fill this open seat,” commented Bill Weber, President and CEO of KEYW. “Mr. Sopp’s experience driving organic growth, effectively deploying capital and meeting compliance requirements are well aligned with our priorities. He will be a great addition to our team and play an important role in the continued growth and success of KEYW.”

“KEYW is an incredibly innovative company that has a proven track record for providing the Intelligence Community with groundbreaking solutions that address problems of National importance,” commented Mark W. Sopp. “I’m very excited to work closely with the company’s leadership as we enter into its next phase of its growth.”

Mr. Sopp will join the Board of Directors effective March 16, 2016. He will also be a member of the Audit Committee and Compensation Committee.

About KEYW
KEYW is a total solutions provider for the Intelligence Community’s toughest challenges. We support the collection, processing, analysis and dissemination of information across the full life cycle of the Intelligence Community’s mission. We employ and challenge the most talented professionals in the industry with solving such complex problems as preventing cyber threats, transforming geospatial imaging into intelligence, and combating global terrorism. For more information contact KEYW Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com; or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about our future expectations, plans and prospects, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expect,” “will,” “potential,” “opportunities”, and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 9, 2015 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Media Contact:        Michele Tomlinson
410-367-2700, ext. 120

Investor Contact:    Chris Donaghey
443-370-1600

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